Exhibit 99.1

Contact: Liz Sharp, VP Investor Relations

Smith & Wesson Holding Corp.

(413) 747-6284

lsharp@smith-wesson.com

Gregory J. Gluchowski, Jr. Joins Board of

Smith & Wesson Holding Corporation

SPRINGFIELD, Mass., June 25, 2015 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in firearm manufacturing and design, today announced that Gregory J. Gluchowski, Jr. has joined the company’s board of directors.

Mr. Gluchowski is President of the Hardware and Home Improvement (HHI) division of Spectrum Brands Holdings, Inc. (NYSE: SPB), a $5 billion diversified consumer products company. The $1.2 billion HHI division is a leading global manufacturer and supplier of locksets, builders’ hardware, and faucets and includes the well-known brands Kwikset®, Baldwin®, Weiser®, Pfister®, Stanley®, and National Hardware®. Mr. Gluchowski has led the HHI division since January 2010. He managed the divestiture of HHI from Stanley Black & Decker and the subsequent acquisition of the division by Spectrum Brands in December 2012. Prior to joining HHI in 2002, he served in a variety of executive leadership positions, including senior vice president of customer satisfaction and vice president of global operations for Phelps Dodge Wire & Cable.

Barry M. Monheit, Chairman of the Board of Smith & Wesson Holding Corporation, said, “Greg is an accomplished executive whose background includes leadership in companies that house some of world’s best known and trusted brands. His extensive experience in consumer-focused, high-volume manufacturing companies will be a valuable asset to our board of directors.”

Mr. Gluchowski earned a B.S. degree from Purdue University, an M.B.A. from Indiana University-Fort Wayne, and completed the Global Management Program at Thunderbird University.

About Smith & Wesson

Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC) is a U.S.-based leader in firearm manufacturing and design, delivering a broad portfolio of quality firearms, related products, and training to the global military, law enforcement, and consumer markets. The company’s firearm division brands include Smith & Wesson®, M&P®, and Thompson/Center Arms™. As a leading provider of shooting, reloading, gunsmithing, and gun cleaning supplies, the company’s accessories division produces innovative, high-quality products under several brands, including Caldwell® Shooting Supplies, Wheeler® Engineering, Tipton® Gun Cleaning Supplies, Frankford Arsenal® Reloading Tools, Lockdown® Vault Accessories, and Hooyman™ Premium Tree Saws. Smith & Wesson facilities are located in Massachusetts, Maine, Connecticut, and Missouri. For more information on Smith & Wesson, call (800) 331-0852 or log on to www.smith-wesson.com.